Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 30, 2009 (except Note 2, as to which the date is             , 2009), for Echo Global Logistics, Inc. and our report dated April 28, 2008, for Mountain Logistics, Inc. in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-150514) and related Prospectus of Echo Global Logistics, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Chicago, Illinois
                  , 2009

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 2 to the financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois

September 14, 2009